Exhibit 5.1

September 1, 2015

6D Global Technologies, Inc.
17 State Street, Suite 2550
New York, NY 10004

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) on September 1, 2015, for the registration of 8,120,388 shares (the “Shares”) of Common Stock, par value $0.00001 per share, of 6D Global Technologies, Inc., a Delaware corporation (the “Company”).  The Shares include (1) shares of Common Stock initially issuable upon conversion of the Series A Redeemable Convertible Preferred Stock of the Company (the “Series A Preferred Stock”), (2) shares of Common Stock initially issuable upon exercise of certain warrants of the Company (the “Warrants”) and (3) certain previously issued shares of Common Stock (the “Issued Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended, and Bylaws, and resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) which authorize and provide for the filing of the Registration Statement, the issuance of the Shares and the inclusion thereon of the Issued Shares for resale, and we have made such investigation of law as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.  For the purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine.  We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.  We have also assumed that the terms of the Warrants are consistent with the description thereof in the Placement Agency Agreement, dated as of May 29, 2014, between the Company and Radnor Research & Trading Company.  We have not verified any of those assumptions.

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Our opinion set forth below is limited to the Delaware General Corporation Law.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other law or (ii) the laws of any other jurisdiction.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares that may be issued upon conversion of the Series A Preferred Stock are duly authorized for issuance by the Company and, assuming a sufficient number of authorized but unissued shares of Common Stock is available for such issuance, will be validly issued, fully paid and nonassessable, (2) the Shares that may be issued upon exercise of the Warrants are duly authorized for issuance by the Company and, upon the Company’s receipt of the exercise price thereof, will be validly issued, fully paid, and nonassessable and (3) the Issued Shares are duly authorized for issuance by the Company and are validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP